EXHIBIT 3

Pages 3, 25 to 27 and Appendix A inclusive of Suncor Energy Inc.’s Management Proxy Circular dated March 8, 2004 below be elected directors.  The term of office of each director is from the date of the meeting at which he or she is elected or appointed until the next annual meeting of shareholders or until a successor is elected or appointed.

                The Board of Directors is required to have an Audit Committee.  The Board of Directors also has a Board Policy, Strategy Review and Governance Committee, a Human Resources and Compensation Committee, and an Environment, Health and Safety Committee. The following table summarizes the current membership of each committee.

Committee	Committee Members as of March 8, 2004
Audit Committee (all members independent)	John T. Ferguson (Chair) Bryan P. Davies Brian A. Felesky Robert W. Korthals
Board Policy, Strategy Review and Governance Committee (all members independent)	John R. Huff (Chair) Brian A. Canfield Susan E. Crocker John T. Ferguson JR Shaw
Environment, Health and Safety Committee (all members independent, except Mr. O’Brien, who is a former officer of Suncor)	M. Ann McCaig (Chair) Mel E. Benson Bryan P. Davies Brian A. Felesky Michael W. O’Brien
Human Resources and Compensation Committee (all members independent)	Brian A. Canfield (Chair) Mel E. Benson Susan E. Crocker John R. Huff M. Ann McCaig JR Shaw

For details of the mandates of these committees, see “Report on Executive Compensation” and “Statement of Corporate Governance Practices”.

Unless it is specified in a proxy that the Common Shares it represents shall be withheld from voting in the election of directors, the persons named in the accompanying form of proxy intend to vote for the election of the nominees whose names appear in the table below.

                Management does not expect that any of the nominees will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the accompanying proxy reserve the right to vote for another nominee at their discretion unless the proxy specifies that the Common Shares are to be withheld from voting in the election of directors.

                Information for each person proposed to be nominated for election as a director is as follows:

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requirements.  In addition, at least one member of the Audit Committee must be determined by the Board to be an “audit committee financial expert”.  The Board has determined Mr. Ferguson, the Chair of the Audit Committee, and an independent (unrelated) director, to be such an expert (See Appendix A for a description of the Board’s independence criteria and determinations).

The following is a brief summary of the key functions, roles and responsibilities of Suncor’s Board committees.

Policy, Strategy Review and Governance Committee.  The Board Policy Committee assists the Board in two areas: corporate governance and corporate strategy.  In its governance role, the committee is mandated to determine Suncor’s overall approach to governance issues and key corporate governance principles.  The Board Policy Committee also reviews key matters pertaining to Suncor’s values, beliefs and standards of ethical conduct.

The committee annually assesses and evaluates the overall performance and effectiveness of the Board of Directors, its committees, and individual directors, both as directors and as chairs of the Board or a particular Board committee.  Each year, directors complete a confidential questionnaire that includes both a self-assessment and peer review to assess individual performance.  The resulting data is analyzed and presented to the Board Policy Committee, who then report to the full Board of Directors, with any recommendations for enhancing or strengthening effectiveness.  The Chairman of the Board Policy Committee reviews data relating to individual performance and conducts one-on-one meetings with each director focused on individual effectiveness.

In its strategy role, the committee reviews and provides advice with respect to the preliminary stages of key strategic initiatives and projects, and reviews and assesses processes relating to long range and strategic planning and budgeting.

Audit Committee.  The Audit Committee assists the Board in matters relating to Suncor’s internal controls, internal and external auditors and the external audit process, oil and natural gas reserves reporting, financial reporting and public communication, and certain other key financial matters. The committee is also mandated to provide an open avenue of communication between management, the internal and external auditors, and the Board of Directors.

In fulfilling its role, the Audit Committee monitors the effectiveness and integrity of the Company’s financial reporting, management information and internal control systems.  The Audit Committee exercises general oversight over the internal audit function, by reviewing the plans, activities, organizational structure, qualifications and performance of the internal auditors.  The appointment or termination of Suncor’s chief officer in charge of internal audit is reviewed and approved by the Audit Committee.  This officer has a direct reporting relationship with the committee and meets with them, in the absence of other members of management, at least quarterly.  The committee also monitors compliance with Suncor’s business conduct code, by conducting an annual review of the code and the related annual compliance program, and monitoring the status and resolution of any complaints relating to code violations.  The business conduct code applies to all employees and officers, including its chief executive officer and chief financial officer.

The Audit Committee plays a key role in relation to Suncor’s external auditors.  It initiates and approves their engagement or termination, subject to shareholder approval, and monitors and reviews their independence, effectiveness, performance and quality control processes and procedures. The Audit Committee reviews, with management and external auditors, significant financial reporting issues, the conduct and results of the annual audit, and significant finance, accounting and disclosure policies and other financial matters.  The Audit Committee also plays a key role in financial reporting, by reviewing Suncor’s core disclosure documents, being its annual and interim financial statements, Management’s Discussion and Analysis (MD&A) and annual information form (Form 40-F in the United States).  The committee approves interim financial

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statements and interim MD&A and makes recommendations to the Board with respect to approval of the annual disclosure documents.

The Audit Committee also plays a key oversight role in the evaluation and reporting of Suncor’s oil and natural gas reserves.  This role includes review Suncor’s procedures relating to reporting and disclosure, as well as those for providing information to Suncor’s independent reserves evaluators (the “Evaluator”).  The Committee annually approves the appointment and terms of engagement of the Evaluator, including their qualifications and independence, and any changes in their appointment.  Suncor’s annual reserves data and report of the Evaluator is annually reviewed by the committee prior to approval by the full Board of Directors.

The committee reviews the key policies and practices of the Company with respect to cash management, financial derivatives, financing, credit, insurance, taxation, commodities trading and related matters.  It also reviews the assets, financial performance, funding and investment strategy of the Company’s registered pension plan, as well as the terms of engagement of the plan’s actuary and fund manager, and any significant actuarial reports.

Environment, Health and Safety Committee.  The Environment, Health and Safety Committee reviews the effectiveness with which the Company meets its obligations and achieves its objectives pertaining to the environment, health and safety (EH&S).  This includes the effectiveness with which management establishes and maintains appropriate EH&S policies.  This committee also monitors management’s performance and emerging trends and issues in these areas.  In fulfilling its role, the Committee monitors the adequacy of the Company’s system of EH&S internal controls, and reviews quarterly management stewardship reports as well as the findings of significant external and internal EH&S investigations, assessments, reviews and audits.  Suncor’s periodic sustainability report, a detailed public disclosure document that includes  reporting on Suncor’s EH&S progress, plans and performance objectives, is also reviewed by the Committee.

Human Resources & Compensation Committee.  For more information regarding the nature, scope, roles and responsibilities of the Human Resources & Compensation Committee, see “Report on Executive Compensation”, commencing on page 8 of this Circular.

Availability of Additional Information. The following materials referred to above, are available on Suncor’s website at www.suncor.com:

•                  the complete text of the terms of reference of Suncor’s Board and the mandates of the Board Committees

•                  Suncor’s most recent sustainability report

•                  Suncor’s Standards of Business Conduct Code

Our Governance Commitment.  The current environment of change in corporate governance practices is expected to continue in 2004.  Suncor’s Board of Directors is committed to regular reviews of Suncor’s governance against changing legal and regulatory requirements and emerging best practices, and continually enhancing its system of corporate governance.

SPECIAL BUSINESS OF THE MEETING  -  SHAREHOLDER PROPOSAL

The Company has received a shareholder proposal (the “Proposal”).  Details of the Proposal, including the text of the resolution proposed by the Carpenters’ Fund and the statement of the Carpenters’ Fund in support of the Proposal, and the response and recommendation of Suncor’s Board of Directors to vote against the Proposal, are in Appendix B to this Circular.

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APPOINTMENT OF AUDITORS

The persons named in the accompanying form of proxy intend to vote in favour of the reappointment of PricewaterhouseCoopers LLP as auditors of Suncor, to hold office until the close of the next annual meeting.  PricewaterhouseCoopers LLP have been auditors of Suncor for more than five years.

Fees payable to Pricewaterhouse Coopers LLP in 2003 and 2002 are detailed below.

	2002	2003
Audit Fees	1,347,700	918,014
Audit Related Fees	448,291	135,500
Tax Fees	149,097	34,678
All Other Fees	1,338,238	16,070

Total	3,283,326	1,104,262

The nature of each category of fees is described below.

Audit Fees

Audit fees were paid for professional services rendered by the auditors for the audit of Suncor’s annual financial statements or services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees were paid for professional services rendered by the auditors for preparation of reports on specified procedures as they relate to joint venture audits, audits of employee pension plans, attest services not required by statute or regulation, data center reviews, internal control reviews, audits of subsidiaries incremental to the audit of the consolidated financial statements, general assistance with implementation of the Sarbanes-Oxley legislation, translation of annual reports into the French language, due diligence services related to the acquisition of the ConocoPhillips’ Denver refinery, associated pipelines and 43 retail stations, system conversion reviews as a part of the annual audit and research in connection with certain accounting issues.

Tax Fees

Tax fees were paid for international tax planning and advice, international tax compliance, assistance with tax audits and expatriate tax assistance and compliance.

All Other Fees

Fees disclosed under “All Other Fees” were paid for services consisting of, subscriptions to auditor provided and supported tools, services related to Suncor’s sustainability reports, risk management advisory services and assistance with the divestiture of a portion of Suncor’s retail business.

GENERAL

The information contained herein is given as of March 8, 2004, except as otherwise indicated. A copy of the documents set out below may be obtained on our website at www.suncor.com, or, without charge, by any person upon request from the Company at 112 - 4th Avenue S.W., Calgary, Alberta, T2P 2V5, by calling 1-800-558-9071, or by email request to info@suncor.com:

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APPENDIX A

The following chart compares Suncor’s corporate governance practices with the TSX corporate governance guidelines (TSX Guidelines).

In November 2003, the NYSE published final listing requirements incorporating its new corporate governance standards (the NYSE Requirements).  While these requirements are generally not applicable to non-U.S. companies, Suncor has undertaken a review of its practices against the NYSE Requirements.  Based on that review, as of March 8, 2004, Suncor’s corporate governance practices do not differ from the NYSE Requirements in any significant respect.

	Corporate Governance Guideline	Suncor Alignment	Commentary

1.	The Board of Directors should explicitly assume responsibility for stewardship of the Company, and specifically for:	Yes

The Board of Directors (“Board”) has adopted terms of reference, which includes guidelines for the Board and its committees, as well as a formal mandate setting out the Board’s major goals, responsibilities and duties.  The overarching duty of the Board is to oversee development of the overall strategic direction and policy framework for the Company.

a.	Adoption of a strategic planning process	Yes

One of the Board’s major duties is to review with management the Company’s mission, objectives and goals, and the strategies whereby it proposes to achieve them.  The Board is responsible for ensuring the Company has an effective strategic planning process, and for annually approving the strategies reflected in the Company’s long range plan, which takes into account, among other things, the opportunities and risks of the Company’s business.

The Board Policy, Strategy Review and Governance (“Board Policy”) Committee assists the Board of Directors and management by, among other things, reviewing and assessing the effectiveness of processes relating to long range planning and budgeting.

A Board meeting principally devoted to strategic planning is held annually.

b.	Identification of principal risks, and implementing risk management systems	Yes

One of the major responsibilities of the Board is to identify the principal risks of the Company’s business and ensure there are systems in place to effectively monitor and manage them. The Board discharges these responsibilities by, among other things, its participation in the long range and strategic planning processes, which involves consideration of the principal risks inherent in Suncor’s businesses.  Specific risks and risk management are also addressed by committees of the Board.  For example, the Board Policy Committee’s mandate includes providing advice with respect to the early stages of key strategic initiatives and projects and assessing the planning and budgeting processes, all of which involve consideration of risks and related management systems.  The Environment, Health and Safety Committee plays a role in reviewing environmental, health and safety issues and reporting to the Board of Directors on these matters.  The Audit Committee reviews financial risk management issues, programs and policies, including cash management, insurance and the use of financial derivatives.

	Corporate Governance Guideline	Suncor Alignment	Commentary

c.	Succession planning and monitoring senior management	Yes

The Board is responsible for monitoring and reviewing the performance of the Chief Executive Officer (“CEO”) and other senior officers and for ensuring adequate succession for their positions.  The Human Resources and Compensation Committee (“HR&CC”) is specifically mandated to ensure that appropriate executive succession planning and performance evaluation programs are in place and that they are operating effectively.  The committee conducts an annual review of the performance of the CEO against predetermined goals and criteria, and recommends to the Board the total compensation of the CEO.  Senior management performance evaluations are undertaken annually, under the aegis of the CEO, and the results are reviewed by the committee.  The committee also reviews and reports to the Board of Directors on the succession plan for senior management positions, including the position of the CEO.  In addition, succession planning is included in the job descriptions for senior management.

d.	Communications policy	Yes

The Board of Directors is specifically mandated to ensure systems are in place for communications with Suncor’s shareholders and other stakeholders.  Through Company policies, procedures and processes, Suncor seeks to interpret its operations for its shareholders and other stakeholders, through a variety of channels, including its periodic financial reports, securities filings, news releases, environmental reports, webcasts, an external website,  briefing sessions and group meetings.  The Company encourages and seeks stakeholder feedback through corporate communications and investor relations programs. The Board, either directly or through the activities of the Audit Committee, reviews and approves all quarterly and annual financial statements and related management’s discussion and analysis, management proxy circulars and annual information forms, among others.

The Company has a communication policy that addresses the Company’s interaction with shareholders, investment analysts, other stakeholders and the public.  The policy includes measures to avoid selective disclosure of material information. Suncor’s business conduct code addresses the Company’s obligations for continuous and timely disclosure of material information.  These policies are reviewed at least annually by the Company.  The Audit Committee reviews and approves the Company’s communication policy, and oversees an annual review of compliance with the Company’s business conduct code.

e.	Integrity of internal control and management information systems	Yes

The Board of Directors is specifically mandated to ensure processes are in place to monitor and maintain the integrity of Suncor’s internal control and management information systems.  The Audit Committee is specifically mandated to assist the Board of Directors by reviewing the effectiveness of financial reporting, management information and internal control systems.  This includes a review of the evaluation of these systems by internal and external auditors, as well as the activities, organizational structure and qualifications of internal auditors, and the independence and effectiveness of external auditors.

2.	Majority of directors should be “unrelated” (independent)	Yes

The Board reviews the independence of its members annually and has determined based on its most recent annual review conducted in February 2004 that all but two (Richard L. George, Suncor’s President and CEO, and Michael W. O’Brien, who retired as Suncor’s CFO and Vice President, Corporate Development, in 2002) of the thirteen director nominees are unrelated and independent.

	Corporate Governance Guideline	Suncor Alignment	Commentary

3.	Disclose analysis of independence determinations by the Board	Yes

Under the TSX guidelines, an “unrelated” director is a director who is independent of management and free from any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Company.  The NYSE Requirements state that an independent director has no material relationship with the company, either as partner, shareholder or officer of an organization that has a relationship with the company.

The NYSE Requirements include additional criteria that should be considered in determining whether directors are “independent” and identify certain relationships that operate as a complete bar to a finding of independence.  Suncor’s Board has adopted these independence bars as part of their criteria for determining whether its members are unrelated and independent. When assessing against the criteria, the board determines whether any independence bars exist, as they do in the case of two directors:  Mr. George is deemed to be related and non-independent because he is Suncor’s CEO, and Mr. O’Brien is deemed to be related and non-independent because he is a recently retired executive of Suncor. Pursuant to the Board’s criteria, the Chairman of the Board, Mr. Shaw, is not considered to be a “related” director by virtue of his position as chair, as he holds the position in a non-executive and non full-time capacity.  In addition to a review of any independence bars, the Board also reviews and analyzes the existence, materiality and affect of any relationships between the Company and each of its directors, either directly, through immediate family members or as partners, significant shareholders or officers of another organization that has a relationship with Suncor, and determines in each case whether the relationships could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Company.

4.	Appoint a Committee:

a.	responsible for the appointment and assessment of directors	Yes

Suncor’s Board Policy Committee is charged with the duty of assisting the Board in matters pertaining to, among other things, the Board’s organization and composition. Suncor’s Board of Directors supports the principle that its membership should represent a diversity of backgrounds, experience and skills.  The Board Policy Committee annually reviews the appropriate characteristics of Board members in the context of the current composition of the Board and the objectives and needs of the Company.  This Committee works with the Board, with input from outside advisors and management, to establish criteria for selecting new director candidates, maintains a list of potential candidates, and recommends Board nominees to the full Board of Directors. The Board Policy Committee has the authority on behalf of the Board to engage outside advisors to assist in the identification and assessment of director candidates. This Committee also conducts an annual assessment of the effectiveness of the Board and its committees, which includes an evaluation of the performance and contribution of individual directors.  See item 5 below.

b.	composed exclusively of outside (non-management) directors, the majority of whom are unrelated	Yes	The Board Policy Committee consists entirely of outside, independent (unrelated) directors.

	Corporate Governance Guideline	Suncor Alignment	Commentary

5.	Implement a process for assessing the effectiveness of the Board of Directors, its committees and individual directors	Yes

The Board Policy Committee annually assesses and evaluates the overall performance and effectiveness of the Board of Directors, its committees, and individual directors, both as directors and as chairs of the board or a particular board committee, if applicable.  Each year, directors complete a confidential questionnaire that includes both a self-assessment and peer review to assess individual performance.  The resulting data is analyzed by the Board and presented to the Board Policy Committee, who then report to the full Board of Directors, with any recommendations for enhancing or strengthening effectiveness.  The Chairman of the Board Policy Committee reviews data relating to individual performance and conducts one-on-one meetings with each director focused on individual effectiveness.

6.	Provide orientation and education programs for new directors	Yes

Suncor provides orientation and education materials to new members of the Board of Directors, and conducts a formal orientation program involving meetings with senior management on key legal, environmental, business, financial and operational issues. A Directors’ Manual, containing pertinent information relating to the Board and the Company, is provided to each director.  Presentations and tours at the sites of Suncor’s principal operations are provided to directors on a periodic basis, often in conjunction with Board meetings, for the purpose of acquainting directors with Suncor’s operations and the communities in which they are located.  In 2003, Suncor’s Board approved a Directors’ Continuing Education Policy, which encourages directors to enroll in courses and programs that enhance and supplement their knowledge and skills in areas relevant to their role on Suncor’s Board, with the approval of the Chairman of the Board or Board Policy Committee.

7.	Consider size of Board of Directors, and impact of the number on Board effectiveness	Yes

The Board of Directors is specifically mandated to fix its size, subject to shareholder approval, where required. The Board has determined that its size is conducive to effective decision making while ensuring a sufficient number to resource the Board’s four standing committees.

See item 4(a).

8.	Review compensation of directors in light of risks and responsibilities	Yes

The HR&CC reviews and reports to the Board on directors’ compensation issues.  The committee has developed, in consultation with outside advisors, guidelines for director compensation based on, among other factors, directors’ roles and responsibilities and an analysis of the competitive position of Suncor’s director compensation program.  The Board has set director compensation based upon recommendations from this committee.

9.	Committees should generally be composed of outside directors, a majority of whom are unrelated	Yes

Three of Suncor’s standing committees (Audit, Board Policy and HR&CC) are comprised solely of unrelated (independent) directors.  Suncor’s fourth standing committee (Environment Health and Safety) is comprised of a majority of unrelated (independent) directors.  Mr. O’Brien, a “related” director, is a member of the Environment, Health and Safety Committee.  The composition of Suncor’s Board committees is consistent with the NYSE Requirements.

	Corporate Governance Guideline		Suncor Alignment	Commentary

10.	Appoint a committee responsible for Suncor’s approach to corporate governance issues		Yes

The Board Policy Committee assists the Board of Directors in matters pertaining to the Company’s approach to governance issues. In fulfilling its governance role, this committee monitors developments relating to governance issues and makes recommendations to the full Board relating to the Company’s corporate governance system.  Among other things, this committee has reviewed Suncor’s response to the TSX guidelines as well as the NYSE Requirements, and continues to monitor, review and recommend to the full Board changes to Suncor’s governance system as practices, guidelines and requirements evolve.

11.

a.	Define limits to management’s responsibilities by developing mandates for:

	i.	the Board of Directors	Yes

The Board of Directors has approved and regularly reviews its terms of reference.  The Board terms of reference, as the charter of the Board, includes a general overview of the Board’s role in Suncor’s governance, a statement of key guidelines and policies applicable to the Board and its committees, and a mandate that describes its major responsibilities, goals and duties.  The Board’s statutory duty to supervise the management  of Suncor’s business and affairs, is embodied in the scope of the Board’s role in overseeing strategic planning, management succession plans, risk identification and management, succession planning, internal controls and other key aspects of governance.  The Board of Directors delegates day-to-day management to Suncor’s CEO and other members of management.  A  management control process policy, adopted by the Board, sets limits on the specific authority delegated to management.

	ii.	the Chief Executive Officer	Yes

There is an accountability statement for the office of CEO which defines the main role of the position and identifies its key accountabilities, described in more detail in the “Report on Executive Compensation”.

b.	Board of Directors should approve the Chief Executive Officer’s corporate objectives and assess CEO against these objectives.		Yes

The corporate objectives for which the CEO is responsible represent a combination of corporate goals and personal goals, set annually by the Board of Directors in consultation with the HR&CC and Chairman of the Board, respectively.  In addition, the HR&CC annually reviews the CEO’s performance against these objectives and against the key accountabilities of his position, in conjunction with compensation reviews. The Committee reports its assessment to the full Board which ultimately approves CEO compensation.

	Corporate Governance Guideline	Suncor Alignment	Commentary

12.	Establish structures and procedures to enable the Board of Directors to function independently of management.	Yes

The Board Terms of Reference state that the Chairman of the Board must be an unrelated (independent) director.  Mr. Shaw, Suncor’s Chairman of the Board, has been determined by the Board to be unrelated (independent) (See item 2).

The Board of Directors and its committees meet independently of management when warranted. In addition, in camera sessions, chaired by the Chairman of the Board or of the applicable committee, are held at each Board and Board committee meeting in the absence of inside directors and other members of management.  At least once annually, the Board meets in the absence of any director who is deemed non-independent (related) by the Board.  The Audit Committee meets with the external auditors and independent reserves evaluators without management present, and Suncor’s Director of Internal Audit, a Suncor employee with direct reporting channels to the Audit Committee, also meets with the Audit Committee in the absence of other members of management.

13.

a.	Ensure an Audit Committee has a specifically defined mandate.	Yes	The Audit Committee has a specifically defined mandate. A summary of that mandate is included in the “Statement of Corporate Governance Practices” in this Circular.

The Audit Committee should have direct communication channels with internal and external auditors.

The Audit Committee has direct communication channels with Suncor’s internal and external auditors and independent reserves evaluators and meets regularly with them without presence of management.  Suncor’s Director of Internal Audit reports directly to the Audit Committee on a regular basis.

The Audit Committee’s duties should include oversight of management’s design and implementation of effective internal controls.

The Audit Committee is mandated to enquire as to the adequacy of Suncor’s system of internal controls, and review the evaluation of internal and financial controls by internal and external auditors, respectively.

	Corporate Governance Guideline	Suncor Alignment	Commentary

b.	All members should be non-management directors.	Yes

All members are outside, unrelated (independent) directors.

NYSE Requirements state that audit committee members should be financially literate and at least one member (the “Audit Committee Financial Expert”) should have “financial expertise”.

The Board has defined financial literacy generally as the ability to read and understand financial statements, and has defined an Audit Committee Financial Expert as a director who has an understanding of generally accepted accounting principles and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and complexity of accounting issues that are generally comparable to Suncor’s, or experience actively supervising one or more persons engaged in such activities; an understanding of internal control over financial reporting; and an understanding of audit committee functions.  The Board has also established criteria to assist the Board in evaluating each director’s education and experience against the financial literacy and expertise requirements.

The Board has affirmatively determined that all members of the Audit Committee are financially literate and has designated John Ferguson, an independent (unrelated) director, as “Audit Committee Financial Expert” pursuant to the foregoing criteria.

Pursuant to the Board Terms of Reference, Audit Committee members must not be members of the audit committees of more than two other public companies, unless the Board determines that simultaneous service on a greater number of audit committees would not impair the member’s ability to effectively serve on Suncor’s Audit Committee.  Mr. Korthals is currently on the audit committee of five public companies.  The Board has determined that this fact does not impair Mr. Korthals’ ability to effectively serve on Suncor’s Audit Committee based on an analysis of Mr. Korthals time commitments in general, the demands of those other committees, and the time commitment required of members of Suncor’s Audit Committee.

14.	Implement a system to enable individual directors to engage outside advisors at the Company’s expense.	Yes

The Board of Directors, its committees, and individual directors may engage outside advisors at Suncor’s expense with the approval of the Chairman of the Board of Directors, Chairman of the Board Policy Committee or Chairman of the applicable committee.